Exhibit 99.1

XL Group plc XL House One Bermudiana Road Hamilton HM 08 Bermuda Phone (441) 292-8515 Fax (441) 292-5280

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES APPOINTMENT OF RAMANI AYER TO ITS BOARD OF DIRECTORS

Hamilton, Bermuda – February 24, 2011 - XL Group plc (NYSE: XL) (“XL” or the “Company”) announced today that Ramani Ayer has joined the Company’s Board of Directors.

Mr. Ayer is the former Chairman and Chief Executive Officer of The Hartford Financial Services Group, Inc. ("The Hartford"). He retired in October 2009 after spending more than 12 years in those positions. In that time he built The Hartford into a recognized leader in Property & Casualty Insurance and Life and Investment Products. The Hartford's Property and Casualty franchise is a market leader with $10 billion of premiums across Personal, Commercial and Specialty lines of insurance.

During his 36-year career with The Hartford, Mr. Ayer held progressively senior roles including Staff Assistant to The Hartford’s Chairman and CEO from 1979 to 1980, Executive Vice President of Hartford Reinsurance Management Co. from 1980 to 1984, President of Hartford Specialty Company from 1984 to 1990, and President of Hartford Property Casualty Company from 1990 to 1997.

Further to his contributions at The Hartford, Mr. Ayer is the former Chairman of the American Insurance Association, the Property & Casualty CEO Roundtable, and the Insurance Services Office. He is currently a member and past Chairman of the Hartford Hospital, as well as a board member of the Maharishi University Management and the David Lynch Foundation.

Mr. Ayer has a PhD and Master of Science degree in Chemical Engineering from Drexel University and a Bachelor of Technology degree in Chemical Engineering from Indian Institute of Technology.

Commenting on the appointment, XL’s Chairman Robert Glauber said: “We welcome Ramani to the XL Board. His vast knowledge and industry experience complement the existing expertise of the Board and will benefit the Company as XL continues to build on its solid foundation, global platform, and depth of underwriting talent.”

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty, and specialty products to industrial, commercial, and professional firms, insurance companies and other enterprises on a worldwide basis. Its principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. More information about XL Group plc is available at www.xlgroup.com.